INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ProtoKinetix, Incorporated

We have audited the accompanying balance sheet of ProtoKinetix, Incorporated (a development stage company) as of December 31, 2003, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002, and for the period from December 23, 1999 (date of inception) to December 31, 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProtoKinetix, Incorporated (a development stage company) as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the period from December 23, 1999 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not developed a commercially viable product and, therefore, has not been able to generate any revenues to date and as a result has an accumulated deficit at December 31, 2003.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding those matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 2, the accompanying financial statements as of December 31, 2003, and for the years ended December 31, 2003 and 2002, and for the period from December 23, 1999 (date of inception) through December 31, 2003, have been restated.

/S/ PETERSON SULLIVAN PLLC

April 2, 2004, except as it relates to the restatement described in Note 2, for which the date is April 28, 2008
Seattle, Washington